Exhibit 99.1

Deckers Outdoor Corporation Reports Record Fourth Quarter Financial Results

Company Reports Fourth Quarter Sales Increased 56.2% to a Record of $194.2 Million

Fourth Quarter Diluted EPS Increased to a Record of $2.69

Company Reports Fiscal 2007 Sales Increased 47.5% to a Record of $448.9 Million

Fiscal 2007 Diluted EPS Increased to a Record $5.06

Company Outlines Fiscal 2008 Revenue Growth Target of 25% and Diluted EPS Growth Target of 20%

GOLETA, Calif.--(BUSINESS WIRE)--Deckers Outdoor Corporation (NASDAQGS: DECK) today announced financial results for the fourth quarter and fiscal year ended December 31, 2007.

Fourth Quarter Highlights

  Net sales increased 56.2% to $194.2 million versus $124.4 million last year.
  Diluted EPS increased to $2.69 versus $0.95 on a GAAP basis. On a non-GAAP basis excluding the restatement adjustments of $0.3 million, or $0.02 per diluted share, and the impairment charge of $11.0 million, or $0.85 per diluted share, both incurred in the fourth quarter of fiscal 2006, fourth quarter 2007 diluted EPS increased 47.8% over last year.
  UGG® Brand sales increased 61.8% to $177.7 million compared to $109.9 million a year ago.
  Total domestic sales increased 54.9% to $177.7 million compared to $114.7 million in the prior year.
  Total international sales increased 71.1% to $16.5 million compared to $9.7 million last year.

Fiscal 2007 Highlights

  Net sales increased 47.5% to $448.9 million versus $304.4 million in 2006.
  Diluted EPS increased to $5.06 versus $2.38 in 2006 on a GAAP basis. On a non-GAAP basis excluding the restatement adjustments of $0.9 million, or $0.07 per diluted share, and the impairment charge of $11.0 million, or $0.85 per diluted share, both incurred in fiscal 2006, fiscal 2007 diluted EPS increased 53.3% over fiscal 2006.
  UGG Brand sales increased 64.4% to $347.6 million compared to $211.5 million in fiscal 2006.
  Total domestic sales increased 45.3% to $386.6 million versus $266.1 million a year ago.
  Total international sales increased 62.6% to $62.3 million compared to $38.3 million last year.
  Cash, cash equivalents and short-term investments increased to $168.1 million compared to $98.9 million a year ago.

Angel Martinez, President and Chief Executive Officer, stated, “Our record fourth quarter results, which underscore the growing popularity of the UGG Brand worldwide, represent a great way to end another strong year for Deckers. During fiscal 2007 we significantly increased sales and diluted earnings per share, consistently exceeded internal and external expectations, and ended the year with more than $168 million in cash, cash equivalents and short-term investments on our balance sheet. From a strategic standpoint, we further diversified the UGG Brand and expanded its selling season year round, repositioned the Teva® Brand as an outdoor, performance-oriented brand, and leveraged the Simple® Brand’s position as the leader in sustainable footwear into broader market opportunities. In addition, we expanded our international presence and grew our Consumer Direct business by opening two new retail stores and enhancing our websites. Looking ahead, we believe our growth prospects have never been more compelling, and we are confident that we will continue to take the right approach toward achieving our long-term objectives and creating value for our shareholders.”

Division Summary

UGG®

UGG Brand net sales for the fourth quarter increased 61.8% to $177.7 million versus $109.9 million for the same period a year ago. Consumer demand for the entire women’s fall line, including boots, slippers, casuals and the fashion collection, contributed to the UGG Brand’s better than expected performance. In addition, the expanded men’s and kids’ offerings performed very well. For the full year, UGG Brand sales increased 64.4% to a record $347.6 million versus $211.5 million in 2006.

Teva®

Teva Brand net sales for the fourth quarter increased 6.8% to $13.9 million compared to $13.0 million for the same period last year. This increase was primarily driven by solid sell-through of fall product. For the full year, Teva product sales increased 9.2% to $87.9 million compared to $80.5 million in the prior year.

Simple®

Simple Brand net sales increased 76.2% to $2.6 million for the fourth quarter compared to $1.5 million for the same period last year. Simple product sales were fueled by strong sell-through of ecoSNEAKS™ throughout the fourth quarter. For the full year, the Simple Brand’s sales increased 8.2% to $13.5 million compared to $12.5 million a year ago.

Consumer Direct

Sales for the Consumer Direct business, which are included in the brand sales numbers above, increased 84.5% to $36.0 million for the fourth quarter compared to $19.5 million for the same period a year ago. This includes sales of $23.9 million from the Company’s eCommerce division and sales of $12.1 million from the Company’s seven retail stores. For the full year, sales for the Consumer Direct business increased 78.0% to $63.9 million compared to $35.9 million a year ago. This includes sales of $45.5 million from the Company’s eCommerce division and sales of $18.4 million from the Company’s seven retail stores.

Full-Year 2008 Outlook

  The Company introduced a full year revenue growth target of approximately 25% over 2007.
  The Company also introduced its full year diluted earnings per share target of approximately 20% over 2007, based on a gross margin of approximately 45.0% versus 46.2% in 2007.
  Fiscal 2008 guidance includes approximately $8.8 million of stock compensation expense.

First Quarter Outlook

  The Company currently expects first quarter 2008 revenue to increase approximately 25% over 2007, and expects first quarter 2008 diluted earnings per share to be the same as or modestly higher than 2007. It is important to note that a significant portion of the Company’s operating expenses are fixed and spread evenly, on an absolute dollar basis, throughout each quarter. Therefore, the Company expects earnings to grow at a slower rate during the first half of the year, which historically has included its lowest volume sales quarters.

The Company’s conference call to review fourth quarter and fiscal 2007 results will be broadcast live over the internet today, Thursday, February 28, 2008 at 4:30 pm Eastern Time. The broadcast will be hosted at www.deckers.com and www.earnings.com.

Deckers Outdoor Corporation builds niche products into global lifestyle brands by designing and marketing innovative, functional and fashion-oriented footwear developed for both high performance outdoor activities and everyday casual lifestyle use. Teva®, Simple® and UGG® are registered trademarks of Deckers Outdoor Corporation.

This news release contains statements regarding our expectations, beliefs and views about our future financial performance which are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," "project," or future or conditional verbs such as "will," "would," "should," "could," or "may" or by the fact that such statements relate to future, and not just historical, events or circumstances, including statements related to anticipated revenues, expenses, earnings, operating cash flows, the outlook for the Company's markets and the demand for its products. The forward-looking statements in this news release regarding our future financial performance are based on currently available information as of the date of this release, and because our business is subject to a number of risks and uncertainties, actual operating results in the future may differ significantly from the future financial performance expected at the current time. Those risks and uncertainties include, among others: the results of the Company’s settlement of the underpayment of certain tax obligations to authorities in China for one of the Company’s foreign subsidiaries, Holbrook Limited, a Hong Kong company; our ability to anticipate fashion trends, consumer demand or inventory needs; whether the UGG brand will continue to grow at the same rate it has experienced in the recent past; shortages or price fluctuations of raw materials that could interrupt product manufacturing and increase product costs; our ability to implement our growth strategy; the success of our customers and the risk of losing one or more of our key customers; our ability to develop and protect our brands and intellectual property; the risk that counterfeiting can harm our sales or our brand image; our dependence on independent manufacturers to supply our products; the risk that retailers could postpone or cancel existing orders; unpredictable events and circumstances and currency risks related to our international operations; a downturn in key market economies; volatile credit markets; the risk of losing key personnel; and the sensitivity of our sales to seasonal and weather conditions. Certain of these risks and uncertainties, as well as others, are more fully described under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K/A for the fiscal year ended December 31, 2006 which we filed with the Securities and Exchange Commission on October 11, 2007. Readers are cautioned not to place undue reliance on forward-looking statements contained in this news release, which speak only as of the date of this release. The Company undertakes no obligation to publicly release or update the results of any revisions to forward-looking statements, which may be made to reflect new information, events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The risks and uncertainties highlighted herein should not be assumed to be the only items that could affect the future performance of the Company.

(Tables to follow)

DECKERS OUTDOOR CORPORATION
AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(Unaudited)
(Amounts in thousands)

	December 31,	December 31,
Assets	2007	2006

Current assets:
Cash and cash equivalents	$54,525	34,255
Restricted cash	250	----
Short-term investments	113,567	64,637
Trade accounts receivable, net	72,209	49,571
Inventories	51,776	32,375
Prepaid expenses and other current assets	3,276	2,199
Deferred tax assets	5,964	4,386
Total current assets	301,567	187,423

Restricted cash	1,000	----
Property and equipment, at cost, net	10,579	7,770
Intangible assets, less applicable amortization	54,131	54,399
Deferred tax assets	2,682	327
Other assets	73	54

	$370,032	249,973

Liabilities and Stockholders' Equity

Current liabilities:
Trade accounts payable	$36,221	21,053
Accrued expenses	17,629	10,949
Income taxes payable	17,544	7,561
Total current liabilities	71,394	39,563

Stockholders' equity:
Common stock	130	126
Additional paid-in capital	103,659	81,761
Retained earnings	194,567	128,130
Accumulated other comprehensive income	282	393
Total stockholders' equity	298,638	210,410

	$370,032	249,973

DECKERS OUTDOOR CORPORATION
AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(Unaudited)
(Amounts in thousands, except for per share data)

	Three-month period ended		Year ended
	December 31,		December 31,
	2007	2006	2007	2006

Net sales	$194,243	124,376	$448,929	304,423
Cost of sales	100,593	64,256	241,458	163,692
Gross profit	93,650	60,120	207,471	140,731

Selling, general and administrative expenses	36,693	23,305	101,918	73,989
Impairment loss		15,300		15,300
Income from operations	56,957	21,515	105,553	51,442

Other (income) expense, net:
Interest income	(1,351)	(447)	(4,855)	(2,432)
Interest expense and other, net	(412)	166	369	522
Income before income taxes	58,720	21,796	110,039	53,352

Income taxes	23,331	9,565	43,602	22,743

Net income	$35,389	12,231	$66,437	30,609

Net income per share:
Basic	$2.72	0.97	$5.18	2.45
Diluted	2.69	0.95	5.06	2.38

Weighted-average shares:
Basic	12,989	12,565	12,835	12,519
Diluted	13,158	12,922	13,129	12,882

CONTACT:
Deckers Outdoor Corporation
Zohar Ziv, 805-967-7611
Chief Operating Officer and Chief Financial Officer
or
Investor Relations:
Integrated Corporate Relations, Inc.
Chad A. Jacobs/Brendon Frey
203-682-8200